Exhibit 99.2

ARROW ELECTRONICS TO ACQUIRE
COMPONENTS DISTRIBUTION BUSINESS OF
PIONEER-STANDARD ELECTRONICS, INC.
— Pioneer-Standard to Focus on Computer Systems Business —

FOR IMMEDIATE RELEASE

MELVILLE, NEW YORK, January 14, 2003 — Arrow Electronics, Inc. (NYSE:ARW) and Pioneer-Standard Electronics, Inc. (NASDAQ:PIOS) announced that they have signed a definitive agreement under which Arrow will acquire substantially all of the assets of Pioneer-Standard’s Industrial Electronics Division (IED) for a purchase price of approximately $285 million in cash (subject to various adjustments, including an audit of the assets acquired and liabilities assumed). Arrow will utilize a portion of its cash and short-term investments on hand (approximately $650 million at year-end) to fund the purchase price and will not incur additional borrowings.

Pioneer-Standard will remain a public company, focused on its computer systems business and headquartered in Cleveland, Ohio. Sales of the portion of the IED business being acquired by Arrow (which does not include the high volume CPU business) are estimated to be approximately $700 million per annum. As such, IED is one of the largest distributors of electronic components to industrial customers in North America.

The IED business will be integrated into Arrow’s North American Components businesses, and the combination is expected to generate cost savings and other synergies of at least $60 million per year (principally reflecting warehousing, facilities, IT systems, and other support functions not being acquired by Arrow, coupled with reductions in headcount in response to multiple people performing similar functions). As a result, the acquisition is expected to be accretive to earnings for Arrow (even if one were to assume sales attrition of as much as 20 or 25 percent). It is currently estimated that the transaction will add approximately $.20 per share to Arrow’s earnings in the first full year following the integration.

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“We are delighted to be adding IED’s customers, suppliers, and employees to the Arrow family,” said Daniel W. Duval, Chairman and Chief Executive Officer of Arrow, “and we believe that our strong global presence and broad value-added capabilities position us well to serve the needs of those suppliers and customers, whether here in North America or elsewhere around the world.” “Arrow has long been recognized as our industry’s leader in integrating companies,” he added, “and we have confidence in the ability of our management team to integrate IED into our customer focused selling groups in North America and achieve the targeted cost savings and synergies.”

“This is the beginning of an exciting transformation of Pioneer-Standard into a computer systems company,” said Arthur Rhein, President and Chief Executive Officer of Pioneer-Standard. “After several months of analyzing the industries we serve, the long-term market trends and our future growth prospects, we made the decision that the best opportunities for future growth with the greatest returns on investment reside with our $1.3 billion computer systems business. Exiting the electronic components industry by selling our components business to Arrow, a leading global distributor, will monetize the value we have established in our Industrial Electronics Division and create the financial flexibility for Pioneer-Standard to pursue the significant growth opportunities available in the computer industry.”

The transaction is subject to customary closing conditions, including obtaining necessary government approvals, and is expected to be completed within the next several months.

Arrow Electronics is one of the world’s largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 175,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 200 sales facilities and 23 distribution centers in 40 countries. Detailed information about Arrow’s operations can be found at www.arrow.com.

Pioneer-Standard is a broad-line distributor of electronic components and mid-range computer products. The Company reported revenues of $2.3 billion for the fiscal year ended March 31, 2002, which were nearly evenly split between the Industrial Electronics Division and the Computer Systems Division. A Fortune 1000 company headquartered in Cleveland,

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Ohio, Pioneer-Standard also serves international customers in Europe and Asia through its strategic partners: Taiwan-based World Peace Industrial Co. Ltd.; U.K.-based Eurodis Electron PLC; and Germany-based Magirus AG. Additional information about Pioneer-Standard can be found at www.pioneerstandard.com.

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Contact:
Arrow Electronics, Inc.	Pioneer-Standard Electronics, Inc.
Robert E. Klatell Executive Vice President 631-847-1830	Phyllis J. Proffer Vice President Investor Relations 440-720-8905

          - or -

Eileen M. O’Connor
Vice President
Investor Relations
631-847-5740

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but are not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K). Such statements are subject to additional risks, including, but not limited to, the company’s ability to achieve anticipated cost savings and other synergies, the level of sales attrition experienced by the IED business following consummation of the transaction, and changes to the IED business following the announcement of the transaction. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

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